Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-123302


PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED NOVEMBER 5, 2007)


                            PACIFIC BIOMETRICS, INC.

On November 14, 2007, we filed with the Securities and Exchange Commission the attached Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007. The text of the Form 10-QSB is attached hereto and incorporated herein by reference. The attached information supplements the information in our prospectus dated November 5, 2007, relating to the resale by certain selling security holders of up to 14,409,569 shares of common stock.

You should read this supplement in conjunction with the prospectus, which is required to be delivered with this supplement. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement updates or supersedes the information contained in the prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS FOR A DISCUSSION FOR THE RISKS ASSOCIATED WITH OUR BUSINESS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           The date of this prospectus supplement is November 14, 2007

================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                   FORM 10-QSB

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                For the Quarterly Period Ended September 30, 2007

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                For the Transition Period From _______ to _______

                         Commission File Number 0-21537

                            PACIFIC BIOMETRICS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                   93-1211114
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
 incorporation or organization)


       220 WEST HARRISON STREET                         (206) 298-0068
       SEATTLE, WASHINGTON 98119                (Registrant's telephone number,
(Address of principal executive office)              including area code)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file for such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [ ] No [X]

As of November 14, 2007, the issuer had 18,720,147 shares of common stock outstanding.


Transitional Small Business Disclosure Format: Yes [ ] No [X]
================================================================================

                            PACIFIC BIOMETRICS, INC.

                              INDEX TO FORM 10-QSB

                                                                            PAGE
                                                                            ----
PART I - FINANCIAL INFORMATION

ITEM 1 - FINANCIAL STATEMENTS

         Consolidated Balance Sheets as of September 30, 2007
         (unaudited) and June 30, 2007 (audited).........................     3

         Consolidated Statements of Operations for the three
         months ended September 30, 2007 and September 30, 2006
         (unaudited).....................................................     4

         Consolidated Statements of Cash Flows for the three
         months ended September 30, 2007 and September 30, 2006
         (unaudited).....................................................     5

         Notes to Consolidated Financial Statements (unaudited)..........     6

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS.............................    11

ITEM 3 - CONTROLS AND PROCEDURES.........................................    19



PART II - OTHER INFORMATION

ITEM 5 - OTHER INFORMATION...............................................    20

ITEM 6 - EXHIBITS........................................................    20

SIGNATURES...............................................................    20

                            PACIFIC BIOMETRICS, INC.
                           CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------------------------------------------------------
                                                                                               September 30,        June 30,
                                     ASSETS                                                         2007              2007
                                                                                                (unaudited)         (audited)
                                                                                                ------------      ------------
Current assets:
    Cash and cash equivalents                                                                   $  3,899,893      $  4,219,926
    Accounts receivable, net                                                                       1,295,455         1,659,483
    Other receivables                                                                                368,753           261,753
    Inventory                                                                                        165,436           163,965
    Prepaid expenses and other assets                                                                 89,560           104,825
    Deferred financing cost on secured convertible note - current portion                             98,825           107,170
                                                                                                ------------      ------------
          Total current assets                                                                     5,917,922         6,517,122

Property and equipment, net                                                                          773,198           835,934

Other assets:
    Deferred financing cost on secured convertible note - long-term portion                             --              18,447
                                                                                                ------------      ------------
          Total assets                                                                          $  6,691,120      $  7,371,503
                                                                                                ============      ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                                            $    432,794      $    482,058
    Accrued liabilities                                                                              490,641           478,794
    Advances from customers                                                                        1,012,902         1,093,776
    Capital lease obligation - current portion                                                        49,012            58,841
    Secured convertible note - current portion, net of unaccreted fair value
      assigned to conversion feature and warrants of $558,923 and $1,684,210 respectively          1,407,743         1,604,761
    Embedded derivative liability - current  portion                                                 955,233         1,047,492
    Freestanding derivative liability - current portion                                              722,567           811,536
    Other notes payable - current portion                                                            113,339           113,339
                                                                                                ------------      ------------
          Total current liabilities                                                                5,184,231         5,690,597

Capital lease obligations - long - term portion                                                       57,512            65,619
Other notes payable - long - term portion                                                             75,965           102,467
                                                                                                ------------      ------------
          Total liabilities                                                                        5,317,708         5,858,683
                                                                                                ------------      ------------

Stockholders' equity:
    Preferred stock, Series A convertible $0.01 par value, 5,000,000 shares
      authorized, 0 shares issued and outstanding for  2007and 2006                                     --                --
    Common stock, $0.01 par value, 30,000,000 shares authorized,
      18,720,147 and 18,336,884  shares issued and outstanding, respectively                         360,803           360,803
    Additional paid-in capital                                                                    28,297,503        28,288,347
    Accumulated deficit                                                                          (27,281,599)      (27,133,035)
    Treasury stock                                                                                    (3,295)           (3,295)
                                                                                                ------------      ------------
          Total stockholders' equity                                                               1,373,412         1,512,820
                                                                                                ------------      ------------

          Total liabilities and stockholders' equity                                            $  6,691,120      $  7,371,503
                                                                                                ============      ============

                     The accompanying notes are an integral part of these consolidated financial statements.

                            PACIFIC BIOMETRICS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                                                      Three Months Ended
                                                                                         September 30,
                                                                                ------------------------------
                                                                                    2007              2006
                                                                                ------------      ------------
Revenues                                                                        $  2,081,662      $  2,604,884
                                                                                ------------      ------------

 Laboratory expenses and cost of sales                                             1,222,680         1,292,116
                                                                                ------------      ------------
    Gross Profit                                                                     858,982         1,312,768
                                                                                ------------      ------------

Operating expenses:
  Selling, general and administrative                                                914,435         1,408,454
                                                                                ------------      ------------

Operating income (loss)                                                              (55,453)          (95,686)
                                                                                ------------      ------------

Other income (expense):
  Interest expense                                                                   (76,534)          (98,494)
  Interest expense from accretion of conversion feature and
    warrants - secured convertible debt                                             (202,983)         (192,857)
  Gain on adjustment of embedded and freestanding derivatives to fair value          181,228           229,231
  Amortization of deferred financing costs - secured convertible debt                (26,793)          (26,793)
  Interest income                                                                     34,866             9,433
  Other income                                                                            59                93
  Warrant expense for equipment lease and financing                                   (2,955)           (2,955)
  Other expense                                                                         --             (25,000)
                                                                                ------------      ------------
    Total other income (expense)                                                     (93,112)         (107,342)

Net earnings (loss) before tax expense                                              (148,565)         (203,028)
                                                                                ------------      ------------

Tax expense                                                                             --                --

Net earnings (loss)                                                             $   (148,565)     $   (203,028)
                                                                                ============      ============

Net earnings (loss) per share:
  Basic earnings (loss) per share                                               $      (0.01)     $      (0.01)
                                                                                ============      ============
  Diluted earnings (loss) per share                                             $      (0.01)     $      (0.01)
                                                                                ============      ============

Weighted average common shares outstanding:
  Basic                                                                           18,720,147        18,425,939
                                                                                ============      ============
  Diluted                                                                         18,720,147        18,425,939
                                                                                ============      ============

           The accompanying notes are an integral part of these consolidated financial statements

                            PACIFIC BIOMETRICS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                                            Three Months Ended
                                                                                               September 30,
                                                                                       ------------------------------
                                                                                           2007              2006
                                                                                       ------------      ------------
Cash flows from operating activities:
  Net earnings (loss)                                                                  $   (148,565)     $   (203,028)

  Reconciliation of net earnings (loss) to net cash provided by (used in)
  operating activities:
    Depreciation and amortization                                                            73,619            70,333
    Accretion of fair value assigned to conversion feature and warrants                     202,983           192,857
    Amortization of deferred financing costs on  secured convertible note                    26,793            26,792
    Gain from embedded and freestanding derivative liabilities relating to secured
      convertible note                                                                     (181,228)         (229,231)
    Warrant expense for equipment lease and financing                                         2,955             2,955
    Compensation expense (income) from restricted shares and options                          6,201           545,558
    Changes in assets and liabilities:
      Accounts receivable                                                                   364,028            16,313
      Other receivable                                                                     (107,000)         (107,651)
      Inventory                                                                              (1,471)             --
      Prepaid expenses and other assets                                                      15,265           (73,233)
      Advances from customers                                                               (80,874)          162,847
      Accounts payable                                                                      (49,264)          103,264
      Accrued liabilities                                                                    11,847           125,601
                                                                                       ------------      ------------
        Net cash  provided by operating activities                                          135,288           633,378
                                                                                       ------------      ------------

Cash flows from investing activities:
  Purchases of capital equipment                                                            (10,883)          (20,174)
                                                                                       ------------      ------------
        Net cash used in investing activities                                               (10,883)          (20,174)
                                                                                       ------------      ------------

Cash flows from financing activities:
  Payments on notes payable                                                                (426,502)         (152,870)
  Payments on capital lease obligations                                                     (17,936)          (13,616)
                                                                                       ------------      ------------
        Net cash provided by (used in) financing activities                                (444,438)         (166,486)
                                                                                       ------------      ------------

Net increase (decrease) in cash and cash equivalents                                       (320,033)          446,719
Cash and cash equivalents, beginning of period                                            4,219,926         5,497,737
                                                                                       ------------      ------------

Cash and cash equivalents, end of period                                               $  3,899,893      $  5,944,456
                                                                                       ============      ============

Supplemental Information:
Cash paid during the period for interest                                               $     77,284      $     98,028
Cash paid during the period for income taxes                                           $       --        $       --

                 The accompanying notes are an integral part of these consolidated financial statements.

                            PACIFIC BIOMETRICS, INC.

        CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

Pacific Biometrics, Inc., a Delaware corporation ("PBI" or the "Company"), provides specialty reference laboratory services to the pharmaceutical and diagnostics industries. The Company was incorporated in Delaware in May 1996. The Company conducts its business primarily through its wholly owned subsidiary, Pacific Biometrics, Inc., a Washington corporation ("PBI-WA"). The Company's two other wholly owned subsidiaries are PBI Technology, Inc., a Washington corporation, and BioQuant, Inc., a Michigan corporation. All material intercompany balances and transactions have been eliminated in the accompanying consolidated unaudited interim financial statements.

Unaudited interim financial statements include all adjustments such as normal recurring accruals that are, in the opinion of management, necessary for a fair statement of results of interim periods. Operating results for the three-month period ended September 30, 2007 are not necessarily indicative of the results that may be expected for any future period. The accompanying unaudited financial statements and related condensed notes should be read in conjunction with the audited financial statements and notes thereto, for its fiscal year ended June 30, 2007, as previously reported in the Company's annual report on Form 10-KSB.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NEW ACCOUNTING PRONOUNCEMENTS

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities--Including an amendment of FASB Statement No. 115". This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement, which is consistent with the Board's long-term measurement objectives for accounting for financial instruments. This statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted. Management has not determined the effect that adoption of this statement would have on the Company's financial condition or results of operations.

PRINCIPLES OF CONSOLIDATION

These consolidated financial statements include consolidated financial position, results of operations, and statements of stockholders' equity and cash flows of Pacific Biometrics, Inc. and its subsidiaries. All material intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of highly liquid investments with an original maturity of three months or less when purchased.

ACCOUNTS RECEIVABLE

Accounts receivable are stated at amounts billed to and due from clients net of an allowance for doubtful accounts. Credit is extended based on evaluation of a client's financial condition, and collateral is not required. In determining the adequacy of the allowance, management identifies specific receivables for which collection is not certain and estimates the potentially uncollectible amount based on the most recently available information. The Company writes off accounts receivable when they are determined to be uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. At September 30, 2007 the Company deemed no accounts receivable uncollectible.

INVENTORY

Inventory is stated the lower of cost or market. Cost is determined on a first in, first out (FIFO) basis. Our inventory consists of reagent chemicals, which the Company began buying in bulk in 2007, which are used in our laboratory testing.

LONG -LIVED ASSETS

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvements or the remaining term of the lease. The cost and related accumulated depreciation of property or equipment sold or otherwise disposed of are removed from the accounts and the resulting gains or losses are included in the statement of operations.

In accordance with the Financial Accounting Standards Board's Statements of Financial Accounting Standards Statement No. 144 - "ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS" ("SFAS 144"), all of the Company's long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recovered. If the sum of the expected future cash flows is less than the carrying amount of the asset, a loss is recognized.

TECHNOLOGY ASSETS

PBI Technology, Inc., a wholly owned subsidiary of the Company, has been established to hold certain technologies and intellectual property, including isothermal DNA amplification method (LIDA), Cell Viability technology, Osteopatch and Saliva Sac(R). The Company wrote off the entire balance of $476,874 related to the technology assets to operations as impairment of technology assets as of June 30, 2004. The Company did not allocate resources to business development activities for the technologies held by PBI Technology, Inc. during the period ended September 30, 2007.

CLIENT ADVANCES

The Company receives advances from certain clients to perform consulting, laboratory services, and clinical studies. These advances are applied as payments to invoices as work is completed until the amounts advanced are exhausted. Advances are also applied to invoices for setup and administrative fees, billed upon contract approval. These setup and administrative fees are deferred as unearned income when billed and amortized over the life of the project.

INCOME TAXES

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax laws and rates that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets due to the uncertainty of realization. The Company follows SFAS 109, as amended, to prepare income tax reporting.

FINANCIAL INSTRUMENTS

The carrying amounts of cash, cash equivalents, and accounts receivable approximate fair value due to the short-term maturities of these instruments. The carrying value of the Company's secured convertible note is recorded net of the unaccreted fair value assigned to conversion feature and warrants, representing its estimated fair value. The carrying value of the Company's other debt approximates their estimated fair values due to the rates of interest on the debt approximate current interest rates for similar obligations with like maturities.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company generally does not use derivative financial instruments to hedge exposures to cash-flow or market risks. However, certain other financial instruments, such as the embedded conversion features of debt instruments that are indexed to the Company's common stock, are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net share settlement is not within the control of the Company. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period. Fair value for option based derivative financial instruments is determined using the Black-Scholes pricing model.

FINANCIAL DERIVATIVES - EMBEDDED FEATURES AND WARRANTS

Embedded conversion and other features that meet the definition of derivative financial instruments have, where applicable, been bifurcated from host instruments and, in all instances derivative financial instruments have been recorded as assets or liabilities and are carried at fair value, using the Black-Scholes pricing model. The Company records the value allocated to warrants issued with the convertible instruments, measured at fair value, using the Black-Scholes pricing model and recognized by allocating a portion of the proceeds to derivative liabilities with an offset to discount on the convertible instrument. The recorded discount is accreted as interest expense using the effective interest method over the life of the debt.

STOCK-BASED COMPENSATION

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), "SHARE-BASED PAYMENT", using the modified prospective transition method. SFAS No. 123(R) requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-priced model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company's consolidated income statements.

Prior to adoption of SFAS No. 123(R), the Company accounted for equity-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" (SFAS NO. 123) and recognized compensation expenses, over the requisite service period of each of the awards. The Company disclosed the effect of the change from applying the original provisions of SFAS No. 123 on net income and basic and diluted earnings per share in its annual and quarterly financial statements for the 2006 and 2007 reporting periods.

The Company uses the Black-Scholes option-pricing model to estimate the calculated value of its share-based payments. Stock options are valued as of the date of grant. The volatility assumption used in the Black-Scholes formula is based on the volatility of the PBI stock. The following assumptions were used to compute the fair value of option grants for the quarter ended September 30:

                                                   2007          2006
                                                 --------      --------
     Expected volatility                            104%           83%
     Expected dividend yield                          0%            0%
     Risk-free interest rate                       4.59%         4.82%
     Expected life                               10 years      10 years

During the three-month period ended September 30, 2007, the Company did not grant any equity-based payment awards under incentive compensation plans, compared to 130,245 incentive-based stock options granted for the comparable three-month period ended September 30, 2006.

REVENUE RECOGNITION

The Company recognizes revenue in the period that the related services are performed and collectibility is reasonably assured. Currently, the Company derives substantially all of its revenues from laboratory services. Service contracts generally take the form of fixed-price contracts. Under fixed-price contracts, revenue is recognized as services are performed, with performance generally assessed using output measures, such as units-of-work performed to date as compared to the total units-of-work contracted. Changes in the scope of work generally result in a renegotiation of contract pricing terms and/or a contract amendment. Renegotiated amounts are not included in net revenues until earned, and realization is assured. Advance payments on service contracts are treated as a deposit and applied to periodic billing during the contract period. Setup and administrative fees are billed upon contract approval. Revenues from setup and administrative fees are amortized over the life of the contract. Historically, costs are not deferred in anticipation of work on contracts after they are awarded, but instead are expensed as incurred. All out-of-pocket costs are included in expenses.

EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding stock options that have vested or will vest within 60 days of September 30, 2007 (or November 29, 2007), warrants using the "treasury stock" method and the effect of preferred stock on an as-converted basis. Diluted loss per share is computed on the basis of the weighted average number of common shares outstanding and does not include the effect of dilution from outstanding stock options that have vested or will vest within 60 days of September 30, 2007 and warrants using the "treasury stock" method. All per share calculations exclude treasury shares.

Due to the Company's net losses for the quarters ended September 30, 2007 and 2006, respectively, common stock equivalents related to the Company's a) in-the-money, vested options and b) in-the-money warrants were not used in the computation of diluted loss per share because the effect would be anti-dilutive. As of September 30, 2007, the Company's common stock equivalents included: a) in-the-money, vested options to purchase 183,917 shares of common stock and b) in-the-money warrants to purchase 457,607 shares of common stock.

The components of basic and diluted loss per share were as follows for the quarters ended September 30:

                                                       2007             2006
                                                   ------------     ------------
Net income (loss)                           (A)    $   (148,565)    $  (203,028)
Net income (loss) applicable to common
  stockholders                              (B)    $   (148,565)    $  (203,028)
Weighted average number of outstanding
  shares of common stock                    (C)      18,720,147      18,425,939
Weighted average number of outstanding
  shares of common stock and common stock
  equivalents                               (D)      18,720,147      18,425,939
Income (loss) per share:
          Basic                            (B/C)   $      (0.01)    $     (0.01)
          Diluted                          (A/D)   $      (0.01)    $     (0.01)


DEFERRED FINANCE COSTS

In conjunction with the Company's $2.5 million and $1.5 million secured convertible note financings that closed on May 28, 2004 and January 31, 2005, respectively, with Laurus Master Fund, Ltd., a New York City based investment fund ("Laurus"), the Company paid various fees and expenses totaling $461,500, which are being amortized to other expenses at the rate of $26,793 per quarter over the 48-month life of the notes. As of September 30, 2007 and September 30, 2006, there were unamortized balances of $98,825 and $205,995, respectively.

USE OF ESTIMATES

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. CONCENTRATION OF CREDIT RISK

The Company's largest client in the quarter ended September 30, 2007 individually accounted for approximately 26% of the Company's total revenues in the quarter ended September 30, 2007, while the Company's largest client in the quarter ended September 30, 2006 accounted for approximately 13% of the Company's total revenues in fiscal 2006. As of September 30, 2007 and 2006, respectively, approximately 43% and 25% of the Company's accounts receivable balance were from the two largest clients at that time.

Clients of the Company represent many Fortune 500 pharmaceutical companies. The revenues from several pharmaceutical company divisions are aggregated as a single client for the Company's revenue calculations. Twelve percent of the Company's revenue is derived from Fortune 500 clients for the quarter ended September 30, 2007. The percentage of revenue increases to 35% using the Fortune Global list. The Company's exposure to concentration of credit risk is reduced considering the financial strength of the Company's clients.

The Company maintains its cash in three insured commercial accounts and one uninsured investment account at major financial institutions. Although the financial institutions are considered creditworthy and have not experienced any losses on their deposits, the Company's cash balance exceeded Federal Deposit Insurance Corporation (FDIC) limits by $3,599,893 at September 30, 2007 and by $3,919,926 at June 30, 2007.

4. COMMON STOCK PURCHASES

On August 25, 2006, the Company's board of directors authorized the purchase of shares of common stock of the Company up to an aggregate value of $500,000 for shares at a maximum price of $1.17 per share. $200,000 was paid in cash and $1,544 accrued for shares purchased through December 31, 2006. The stock purchase plan expired on August 31, 2007. No additional purchases of shares of common stock were made during the quarter ended September 30, 2007.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

INVESTORS SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES IN THIS FORM 10-QSB AND OUR AUDITED FINANCIAL STATEMENTS AND RELATED NOTES FOR THE YEAR ENDED JUNE 30, 2007, INCLUDED IN OUR ANNUAL REPORT ON FORM 10-KSB.

THIS QUARTERLY REPORT ON FORM 10-QSB CONTAINS A NUMBER OF FORWARD-LOOKING STATEMENTS THAT REFLECT MANAGEMENT'S CURRENT VIEWS AND EXPECTATIONS WITH RESPECT TO OUR BUSINESS, STRATEGIES, PRODUCTS, FUTURE RESULTS AND EVENTS AND FINANCIAL PERFORMANCE. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT, INCLUDING FUTURE RESULTS OF OPERATIONS OR FINANCIAL POSITION, MADE IN THIS QUARTERLY REPORT ON FORM 10-QSB ARE FORWARD LOOKING. IN PARTICULAR, THE WORDS "EXPECT," "ANTICIPATE," "ESTIMATE", "DESIRE", "GOAL", " BELIEVE", "MAY", "WILL", "SHOULD", "INTEND", "OBJECTIVE", "SEEK", "PLAN", "STRIVE", VARIATIONS OF SUCH WORDS, OR SIMILAR EXPRESSIONS, OR THE NEGATIVES OF THESE WORDS, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, BUT ARE NOT THE EXCLUSIVE MEANS OF IDENTIFYING SUCH STATEMENTS AND THEIR ABSENCE DOES NOT MEAN THAT THE STATEMENT IS NOT FORWARD-LOOKING. EXAMPLES OF FORWARD LOOKING STATEMENTS INCLUDE STATEMENTS AS TO OUR ESTIMATES FOR FUTURE REVENUES AND COST OF REVENUES, OUR EXPECTATIONS REGARDING FUTURE EXPENSES, INCLUDING RESEARCH AND DEVELOPMENT AND SALES AND MARKETING EXPENSES, OUR ESTIMATES REGARDING THE ADEQUACY OF OUR CAPITAL RESOURCES, OUR CAPITAL REQUIREMENTS AND OUR NEEDS FOR ADDITIONAL FINANCING, PLANNED CAPITAL EXPENDITURES, USE OF OUR WORKING CAPITAL, SOURCES OF REVENUE AND ANTICIPATED REVENUE, INCLUDING LICENSES OF INTELLECTUAL PROPERTY, TECHNOLOGY DEVELOPMENT AND SERVICE CONTRACTS, OUR BUSINESS DEVELOPMENT EFFORTS, FUTURE ACQUISITIONS OR INVESTMENTS, THE IMPACT OF ECONOMIC AND INDUSTRY CONDITIONS ON US AND OUR CLIENTS, THE ANTICIPATED GROWTH OF OUR BUSINESS, OUR ABILITY TO ATTRACT CLIENTS, EXPECTATIONS REGARDING COMPETITION AND THE IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS.

THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS REPORT ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING THOSE DISCUSSED BELOW AND IN THE SECTION CAPTIONED "RISK FACTORS," AND AS DISCUSSED IN OUR ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED JUNE 30, 2007, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE CONCENTRATION OF BUSINESS WITH LARGE CLIENTS, THE ABILITY TO DEVELOP NEW TECHNOLOGY AND INTRODUCE NEW PRODUCTS, COMPETITION, FLUCTUATIONS IN GENERAL ECONOMIC CONDITIONS, THE RISK OF BANKRUPTCY, AND CHANGES IN POLICIES BY REGULATORY AGENCIES. FOR ADDITIONAL FACTORS THAT CAN AFFECT THESE FORWARD-LOOKING STATEMENTS, SEE THE "RISK FACTORS" SECTION WITHIN OUR ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED JUNE 30, 2007, AND IN OUR REGISTRATION STATEMENTS ON FORM SB-2. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS REPORT SPEAK ONLY AS OF THE DATE HEREOF. WE CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY SUCH FORWARD-LOOKING STATEMENTS. WE EXPRESSLY DISCLAIM ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT ANY CHANGE IN MANAGEMENT'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

OVERVIEW

We provide specialty central laboratory services to support pharmaceutical and laboratory diagnostic manufacturers in the conduct of human clinical research, for use in their drug and diagnostic product development efforts. Our clients include a number of the world's largest multi-national pharmaceutical, biotechnology and diagnostic companies. Our well-recognized specialty areas include cardiovascular disease (dyslipidemia, atherosclerosis, and coronary heart disease), diabetes (and obesity), and bone and joint diseases (osteoporosis as well as osteo and rheumatoid arthritis). Coupled with our specialty testing, we also have central laboratory capability and provide full-service central laboratory support for multi-center clinical trials, including routine safety lab tests (general chemistry, hematology, and urinalysis). Our company is a Delaware corporation, incorporated in May 1996, and we conduct our operations primarily through our wholly-owned subsidiary, Pacific Biometrics, Inc., a Washington corporation.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

There have been no material changes to our critical accounting policies and estimates since the end of our 2007 fiscal year. For detailed information on our critical accounting policies and estimates, see our financial statements and notes thereto included in this Report and our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007.

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates including, among others, those affecting revenue, the allowance for doubtful accounts, and the useful lives of tangible and intangible assets. The discussion below is intended as a brief discussion of some of the judgments and uncertainties that can impact the application of these policies and the specific dollar amounts reported on our financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, or if management made different judgments or utilized different estimates. Many of our estimates or judgments are based on anticipated future events or performance, and as such are forward-looking in nature, and are subject to many risks and uncertainties, including those discussed below and elsewhere in this Report. We do not undertake any obligation to update or revise this discussion to reflect any future events or circumstances.

We have identified below some of our accounting policies that we consider critical to our business operations and the understanding of our results of operations. This is neither a complete list of all of our accounting policies, nor does it include all the details surrounding the accounting policies we have identified. There are other accounting policies that are significant to our company. For a more detailed discussion on the application of these and our other accounting policies, see "Note 2 to the Consolidated Financial Statements" included in this Report and "Note 2 to Consolidated Financial Statements" included in our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007.

REVENUE RECOGNITION

Under fixed-price contracts, we recognize revenue as services are performed, with performance generally assessed using output measures, such as units-of-work performed to date compared to the total units-of-work contracted. Our client contracts may be delayed or cancelled at anytime. Uncertainty surrounding continuation of existing revenues during any period is high. We believe that recognizing revenue as services are performed is the most appropriate method for our business as it directly reflects services performed in the laboratory. We would expect material differences in reporting of our revenues to occur if we changed our assumptions for revenue recognition from services performed to other methods such as percent complete or completed contract methods. While both other methods are allowed under GAAP, they would introduce more variables and estimates into our revenue recognition process. The percent complete method introduces estimated costs early in the process that may drive revenues higher in early periods. The completed contract method may recognize revenues in future contract periods, such as the first quarter after a fiscal year close and subsequent to completion of the services rendered.

FINANCIAL DERIVATIVES - CONVERSION, OTHER FEATURES AND WARRANTS

Embedded conversion and other features that meet the definition of derivative financial instruments have, where applicable, been bifurcated from host instruments (See Note 2. Summary of significant accounting policies) and, in all instances derivative financial instruments have been recorded as assets or liabilities and are carried at fair value, using the Black-Scholes pricing model. We record the value allocated to warrants issued with the convertible instruments, measured at fair value, using the Black-Scholes pricing model and recognized by allocating a portion of the proceeds to a derivative liability with an offset to discount on the convertible instrument. For convertible debt and related warrants, the recorded discount is accreted as interest expense using the effective interest method over the life of the debt.

BAD DEBT ALLOWANCE

We endeavor to assess and monitor the creditworthiness of our clients to which we grant credit terms in the ordinary course of business. We maintain a provision for doubtful accounts to provide for the possibility that amounts due to us may not be collected. As of September 30, 2007, the allowance for bad debt was approximately 2% of our total accounts receivable, or $29,294. We generally have a high collectibility rate on our accounts receivable, and we believe our allowance for doubtful accounts is reasonable based on our past experience. While we historically have experienced very low levels of bad debt, we continually monitor our current accounts receivable for past due accounts and adjust the allowance as circumstances warrant. As the recorded bad debt provision is based upon management's judgment, actual bad debt write-offs may be greater than or less than the amount recorded. If we have specific knowledge of a current account that may be uncollectible, we will add that amount to our allowance for doubtful accounts. We are susceptible to changes in the pharmaceutical market as well as to changes in the overall economy. A market downturn such as the economy may be currently experiencing, or cost reductions from one of our largest clients, may influence how we estimate our allowance for bad debt. Based on the perceived current changes in the market, we may need to increase our bad debt allowance in future periods, which could reduce our operating and net profits.

STOCK-BASED COMPENSATION EXPENSE

From time to time, we make stock-based awards to our employees, senior management and board of directors at the direction of our compensation committee and subject to approval of our board of directors. Our policy is to grant stock options to employees based on years of service and position within the company. Our senior management group and board of directors are compensated with incentive-based restricted shares of common stock. We have adopted the provisions of SFAS No.123(R), and share-based compensation is expensed on a quarterly basis, at fair value, using Black-Scholes valuation method to estimate the fair value of stock options granted.

OPERATING EXPENSES

Historically, we have segregated our recurring operating expenses among the following categories: laboratory and cost of goods sold and selling, general and administrative expenses. Laboratory expenses and cost of goods sold consist of amounts necessary to complete the revenue and earnings process, and includes direct labor and related benefits, other direct costs, and an allocation of facility charges and information technology costs, and depreciation and amortization. Also, laboratory expenses and cost of goods sold include shipping and handling fees and reimbursable out-of-pocket costs. Laboratory expenses and cost of goods sold, as a percentage of net revenue, tend to fluctuate from one period to another, as a result of changes in labor utilization and the mix of service offerings involving studies conducted during any period of time.

Selling, general and administrative expenses include business development activities, sales and marketing expenses and related commissions, and laboratory administration expenses. Selling, general and administrative expenses consist primarily of administrative payroll and related benefit charges, legal and accounting fees, advertising and promotional expenses, administrative travel and an allocation of facility charges, information technology costs, and depreciation and amortization.

We depreciate equipment and computers over three to five years, while leasehold improvements are depreciated over the remaining life of the lease or ten years. This estimate of a three to five-year useful life on equipment and computers and a useful life based on the remaining years left on the building lease for leasehold improvements reflects management's judgment that these useful life periods provide a reasonable estimate of the life over which the equipment, computers and leasehold improvements will be used by us. However, the amount of depreciation expense we record in any given period will change if our estimates of the useful life of our equipment, computers or leasehold interests were to increase or decrease.

RESULTS OF OPERATIONS FOR THREE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

REVENUE:

                                       Three months Ended
                                          September 30,
Dollars in thousands, rounded to     ---------------------     $           %
       nearest thousand                 2007       2006     Change      Change
--------------------------------------------------------------------------------
Revenue                                2,082      2,605      (523)       (20)
--------------------------------------------------------------------------------

Our revenue is generated from clinical trials and diagnostic testing services. Our revenue decreased by $523,000, to $2,082,000 from $2,605,000, or approximately 20%, between the comparable quarters ended September 30, 2007 and 2006, respectively. This decrease was the result of a decrease in the size and number of clinical trials testing services we performed. We work directly with pharmaceutical and biotech companies as well as other large clinical laboratories who refer ("Referral Laboratory Partners") specialty laboratory testing to us. Our Referral Laboratory Partners have advised us of a shift in clinical trial revenues to emerging geographies located outside of the United States. Additionally, they advise of slow enrollment in Phase II trials and delays in projected time frames in clinical trials where we derive significant portions of our revenue. We experience significant uncertainty regarding existing revenues and estimates of future revenues, during any period. Studies that we bid on are uncertain until we have a signed contract. Once work on a study commences, it may be cancelled by the sponsor at some time during the testing phase. Accordingly, our revenues significantly hinge on the success or failure of the testing phase, and factors that are not within our control. Moreover, drug development activities by pharmaceutical companies in the lipid / cholesterol market in general, representing a major portion of our revenues, remain unclear. In addition, several factors may adversely affect our future revenues, including a large number of pharmaceutical companies' cost reduction announcements.

Despite our diversification efforts over the past several years, some of our quarterly fluctuations in total revenue are explained by changes in the testing and open work orders from our historically largest clients. For the quarter ended September 30, 2007, our current top five clients accounted for approximately $1,676,000, or 81%, of our total revenue, compared to approximately $1,559,000, or 61%, of our total revenue for the quarter ended September 30, 2006. While we have been making efforts to diversify our client base, we expect to remain substantially dependent on our largest five clients for a significant portion of our revenue, and as such, a decrease or increase in the volume of services performed for any one or more of these clients will continue to significantly impact our revenue.

During the quarter ended September 30, 2007, revenue generated from clinical trials testing services accounted for approximately 68% of our total revenue as compared to 69% during the quarter ended September 30, 2006. During the quarter ended September 30, 2007, revenue generated from diagnostic services accounted for approximately 1% of our total revenue as compared to 6% during the quarter ended September 30, 2006. During the quarter ended September 30, 2007, revenue generated from Referral Laboratory Partners accounted for approximately 31% of our total revenue as compared to 25% during the quarter ended September 30, 2006.

LABORATORY EXPENSE AND COST OF GOODS SOLD:

                                       Three months Ended
                                          September 30,
Dollars in thousands, rounded to     ---------------------    $           %
       nearest thousand                 2007       2006     Change      Change
--------------------------------------------------------------------------------
Laboratory Expenses and Cost of
Goods Sold                             1,223      1,292      (69)         (5)
--------------------------------------------------------------------------------
Percentage of Revenue                    59%        50%
-----------------------------------------------------------

Laboratory expense and cost of goods sold consist primarily of payment of salaries and related benefits to employees performing analysis of clinical trial samples and the cost of reagents and supplies for analysis of clinical trial samples, and secondarily, of payments to subcontractors of laboratory services, and other expenses such as rent, insurance, business and occupation taxes.

For the comparable quarters ended September 30, 2007 and 2006, laboratory expenses and cost of goods sold were essentially unchanged. As a percentage of revenue, laboratory expense and cost of goods sold increased to approximately 59% from approximately 50%. The relative increase in laboratory expense and cost of goods sold as a percentage of revenue was primarily the result of the decrease in revenue over the comparable period and the fixed components of laboratory expense and cost of goods sold. The following table illustrates changes in Laboratory Expenses and Cost of Goods Sold in fixed and variable expense categories:

                                     Three months Ended
                                        September 30,
                              ----------------------------------
Dollars in thousands, rounded           % of             % of       $       %
   to nearest thousand          2007   revenue   2006   revenue   Change  Change
--------------------------------------------------------------------------------
     Fixed Cost Detail

Rent, Utilities, Certain
  Taxes                       $  136      7%    $  124     5%      $ 12       9

     Variable Cost Detail

Wages, Taxes, Benefits           465     22%       526    20%       (61)    (12)
Reagent Chemicals                412     20%       367    14%        45      12
Other Variable Costs             210     10%       275    11%       (65)    (24)

     Total                     1,087     52%     1,168    45%       (81)     (7)

Total Cost of Goods Sold      $1,223     59%    $1,292    50%      $(69)     (5)

The largest component of laboratory expense for the quarters ended September 30, 2007 and 2006 was salaries and related benefits. During the comparable quarters ended September 30, 2007 and 2006, respectively, salaries and related benefits accounted for approximately 38% and 41% of total laboratory expense and cost of goods sold. Laboratory salaries and related benefits decreased 12% to $465,000 from $526,000 for the quarters ended September 30, 2007 and 2006, respectively. Laboratory salaries, the main component of Laboratory salaries and related benefits, decreased from approximately $397,000 for the quarter ended September 30, 2006 to approximately $376,000 for the quarter ended September 30, 2007. Laboratory employee bonus and laboratory employee compensation expense also decreased during the quarter ended September 30, 2007. Lab employee bonus decreased to zero during the quarter ended September 30, 2007 from approximately $43,000 during the quarter ended September 30, 2006, and laboratory employee compensation expense decreased to approximately $2,000 from approximately $8,000 during the quarter ended September 30, 2006. While our clinical studies have declined compared to the same quarter in fiscal 2007, we have not reduced our laboratory staff. Our highly skilled laboratory technical personnel are difficult to find, and once hired, we train them extensively on our proprietary methods.

The other primary component of laboratory expense is the cost of laboratory reagents and supplies for analysis of clinical trial samples. During the comparable quarters ended September 30, 2007 and 2006, respectively, laboratory reagents and supplies were approximately 34% and 28% of total laboratory expense and cost of goods sold.

Reagent chemicals that we use in our laboratory testing typically cost on average 19% of revenue for any given period, but may vary considerably depending on the type of lab testing we are asked to perform, and constitute a significant expense item for our business, second only to payroll expense in its significance. Revenue decreased by over $500,000 in the quarter ended September 30, 2007, compared to the quarter ended September 30, 2006. Although we would have expected a commensurate decrease in reagent cost to follow that reduction in revenue, the mix of services in the quarter ended September 30, 2006 was significantly different from the quarter ended September 30, 2007 and was the primary reason for unfavorable change to reagent costs included in laboratory expense and cost of sales. For example, our highly automated test platforms that we used significantly during the quarter ended September 30, 2006 require less reagent than our non-automated platforms that we used significantly during the quarter ended September 30, 2007.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE:

                                       Three months Ended
                                          September 30,
Dollars in thousands, rounded to     ---------------------    $           %
       nearest thousand                 2007       2006     Change      Change
--------------------------------------------------------------------------------
Selling, General and Administrative
  Expense                                914      1,408      (494)       (35)
--------------------------------------------------------------------------------
Percentage of Revenue                    44%        54%
-----------------------------------------------------------

Our selling, general and administrative expense consists primarily of compensation for our executive officers, board members and other selling, general and administrative personnel, compensation income (expense) on our stock options, and legal and accounting fees. Selling, general and administrative expense decreased 35% to approximately $914,000 from $1,408,000 for the quarters ended September 30, 2007 and 2006, respectively. As a percentage of revenue, selling, general and administrative expense was 44% and 54%, respectively, for the quarters ended September 30, 2007 and 2006. The major component contributing to the decrease in our selling, general and administrative expense was a decline in expenses for share-based compensation. Other factors contributing to such decrease included reductions in our legal, recruiting and consulting expenses, other outside services and employee bonuses. Partially offsetting this decrease was an increase in management salaries, travel expenses, advertising and marketing expenses. We intend to distribute share-based compensation later in the 2008 fiscal year, which will result in an increase in our share-based compensation expense for such later periods.

OTHER EXPENSE:

                                       Three months Ended
                                          September 30,
Dollars in thousands, rounded to     ---------------------    $           %
       nearest thousand                 2007       2006     Change      Change
--------------------------------------------------------------------------------
Other Expense                             93        107      (14)        (13)
--------------------------------------------------------------------------------
Percentage of Revenue                     4%         4%
----------------------------------------------------------

There were three major components of other expense in the quarter ended September 30, 2007 associated with the Laurus 2004 and 2005 Notes, totaling approximately $126,000. First, we recorded cash interest expense of approximately $77,000, paid on the 2004 and 2005 Notes, and we recorded approximately $203,000 of non-cash expense related to the accretion of the intrinsic value of the conversion feature and warrants associated with both notes. The second component is net fair value adjustments included in earnings related to these instruments amounted to a gain of approximately $181,000 for the quarter ended September 30, 2007. The third major component of other expense is approximately $27,000 in fees and expenses related to amortization of deferred financing costs for the 2004 and 2005 Notes. In comparison, three major components of other expense in the quarter ended September 30, 2006, associated with the Laurus 2004 and 2005 Notes, totaling approximately $89,000, were approximately $98,000 of cash interest expense, paid on the 2004 and 2005 Notes and approximately $193,000 of non-cash expense related to the accretion of the intrinsic value of the conversion feature and warrants, a gain of approximately $229,000 of net fair value adjustments and approximately $27,000 in fees and expenses related to amortization of deferred financing costs for the 2004 and 2005 Notes.

Total other expense decreased 13% or approximately $14,000 to approximately $93,000 from approximately $107,000 during the quarters ended September 30, 2007 and 2006, respectively. The primary reason for the decrease in other expense was a decrease in interest expense paid on the 2004 and 2005 Notes.

Interest expense paid on the 2004 and 2005 Notes decreased to approximately $77,000 during the quarter ended September 30, 2007 from approximately $98,000 for the quarter ended September 30, 2006. As our principal loan amount outstanding for the 2004 and 2005 Notes decreases as we pay down the notes, interest expense will continue to decrease in future periods.

Interest income increased to $35,000 for the quarter ended September 30, 2007 from approximately $9,000 for the quarter ended September 30, 2006 due to improved investment management.

Other expenses decreased to zero for the quarter ended September 30, 2007 compared to $25,000 other expense we accrued for the quarter ended September 30, 2006 for potential payment of our pro-rata share of a promissory note in principal amount of $50,000 issued jointly by Saigene Corporation and Pacific Biometrics in connection with an asset purchase agreement dated August 28, 2002.

NET LOSS:

                                       Three months Ended
                                          September 30,
Dollars in thousands, rounded to     ---------------------    $           %
       nearest thousand                 2007       2006     Change      Change
--------------------------------------------------------------------------------
Net Income (Loss)                       (149)      (203)      54         (27)
--------------------------------------------------------------------------------
Percentage of Revenue                    (7)%       (8)%
------------------------------------------------------------------------------

We had a net loss of approximately $149,000 and $203,000 for the quarters ended September 30, 2007 and 2006, respectively. The improvement in our net loss position between the quarters ended September 30, 2007 and 2006 was approximately $54,000 and is primarily attributable to a sharper decrease in selling, general and administrative expenses as compared to the decrease in revenue during the same period.

The 35% decrease in selling, general and administrative expense was primarily the result of a significant decrease in our share-based compensation expense. In addition, we reduced our legal, recruiting and consulting expenses, other outside services and employee bonuses, which also contributed to the overall decrease in selling, general and administrative expense.

The 13% decrease in other expense was due to a decrease in interest expense paid on the 2004 and 2005 Notes, an increase in interest income and decrease in other expenses.

LIQUIDITY AND CAPITAL RESOURCES:

We had net losses for the quarters ended September 30, 2007 and September 30, 2006. Revenue for the quarter ended September 30, 2007 was significantly lower than revenue in the comparable prior fiscal period. Although we saw significant improvement in revenue during the first quarter of the 2007 fiscal year, we did not generate revenue at the same level during the first quarter of the 2008 fiscal year. Should revenue continue to decrease, we will not be able to avoid our previous experience of significant losses and adverse effects on our cash and working capital positions. Our operations historically have been funded through revenue generated from operations and from the sale and issuance of our common stock, preferred stock and debt.

At September 30, 2007, our cash and cash equivalents were approximately $3,900,000, compared to approximately $4,220,000 at June 30, 2007. We currently expect that our current cash, current assets and any cash flows from operations will be sufficient to fund operations into fiscal 2009. However, any future decreases in revenue could adversely affect our financial condition. Our working capital at September 30, 2007 was approximately $734,000, compared to working capital of approximately $827,000 at June 30, 2007.

The decrease in our working capital is primarily attributable to decreases in accounts receivable, prepaid expenses and cash and increases in accrued liabilities. Changes providing favorable impact to our working capital included decreases in advances from customers, accounts payable, current portion of secured convertible notes, derivative liability relating to secured convertible notes and an increase in other receivables.

Total liabilities recorded on our balance sheet as of September 30, 2007 were approximately $5,318,000 compared to approximately $5,859,000 as of June 30, 2007. The decrease in liabilities was primarily the result of a decrease in secured convertible note and derivative liability relating to secured convertible note. A significant component of our liabilities are represented by the 2004 and 2005 Notes with Laurus. As required by U.S. generally accepted accounting principles, the liability we recorded for the 2004 and 2005 Notes reflected an aggregate discount from the face value of the notes by approximately $559,000, related to the valuation of the beneficial conversion feature and the warrants. During the quarter ended September 30, 2007, we paid approximately $150,000 of the principal amount due on the 2005 note and $250,000 on the 2004 note. We will pay approximately $133,000 per month through November 2008, reduced to $50,000 per month in December 2008 until both notes are paid at January 2009. We expect to have sufficient cash generated from operations and cash reserves to make all required payments on both notes. As of September 30, 2007 the remaining aggregate principal balance on the 2004 and 2005 Notes was approximately $1,967,000. If the discount to face value is disregarded, our total liabilities would be approximately $5,877,000 as of September 30, 2007 and $6,620,000 as of June 30, 2007.

Net cash provided by operating activities was approximately $135,000 for the quarter ended September 30, 2007, compared to approximately $633,000 for the quarter ended September 30, 2006. For the quarter ended September 30, 2007, net cash provided by operations included the effect of approximately $74,000 in depreciation and amortization, approximately $203,000 of accretion related to the 2004 and 2005 Notes and approximately $181,000 gain from embedded and freestanding derivative liability.

Cash used in financing activities included approximately $444,000 for the quarter ended September 30, 2007, primarily payments on the notes payable to Laurus. Our investing activities consisted of purchases of capital equipment for approximately $11,000.

As described above, we experienced a significant decrease in revenues for the quarter ended September 30, 2007 and we incurred significant negative impact to operating income and show net losses overall. Our cash and working capital positions have declined in the quarter ended September 30, 2007 as the decrease in revenues has had an overall negative impact on operations. In response to the reduction in revenues we have made additional efforts to control expenses for insurance, legal, and additional public company expenses such as investor relations, filing fees and printing and other miscellaneous expense. However, in an effort to improve our competitive position in the marketplace and to increase revenue, we intend to continue to actively increase our business development activities, and make additional revenue-driven investments in our technology infrastructure, operations and other areas of our business. These efforts will require significant amounts of time, effort and funding.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet financing arrangements.

RECENT CHANGES IN OUR MARKETPLACE

Management has reviewed recent developments in the dyslipidemia drug development market that provides a substantial portion of our revenues. These changes - specifically, the late-stage withdrawal of the HDL-raising drug torcetrapib by Pfizer in December 2006 - have the potential to significantly impact our future revenues. A limited number of current studies have been postponed, suspended or terminated. Because of current uncertainty about the significance of these developments, potential effects on our future business and revenues, as well as on drug development activities by other pharmaceutical companies in the lipid / cholesterol market in general, are unclear. Even if the withdrawal of torcetrapib results in the cessation of similar drug programs (CETP inhibitors) at other pharmaceutical companies, we believe we are well positioned in the lab services market for the dyslipidemia therapeutic area to take advantage of other drug classes coming into the pipeline. Indeed, we are involved with many top pharmaceutical companies in providing testing services for drugs related to but distinct from the CETP inhibitors.

Several factors may adversely affect our future revenues. We remain uncertain how the current issues surrounding torcetrapib will affect the clinical development of CETP inhibitors at other pharmaceutical companies, or the effect on other drug classes currently being evaluated for their favorable effects on HDL ("good") cholesterol levels and on reverse cholesterol transport. There have been no public announcement by other major pharmaceutical companies about discontinuing development of related drugs, but we intend to monitor the situation and assess any potential impacts should they arise.

FACTORS THAT MAY AFFECT OPERATING RESULTS

Our operating results and financial condition will fluctuate due to a number of factors, including, but not limited to, the following factors:

     o Our business development and marketing efforts and our ability to enter into, build and maintain relationships with new clients, and obtain additional projects from existing clients;

     o The timing and number of clinical trials by clients, the number of samples submitted to us for testing, and the amount of revenues generated from these tests;

     o Our ability to participate in and win bids from RFPs (requests for proposals) for clinical tests;

     o Our ability to manage our cash flow, including managing or reducing our expenses;

     o Capital expenditure requirements, including for research and development efforts, upgrading or replacing laboratory equipment and making investments in information technology;

     o Decreases in work submitted to us from our clients, including any delays in undertaking clinical studies or submitting samples for testing services, early termination or reductions in work orders or clinical studies, decreases in the volume or timing of new work orders or a shift in clinical trials to emerging geographies outside of the United States; and

     o We generally do not have long-term contracts with clients for our services; any project we undertake may generally be terminated at any time by the client on short notice.

Many of the above factors are outside of our control, and all of the above factors are difficult for us to forecast. These factors can adversely affect our business and operating results materially for one quarter or a series of quarters.

ITEM 3. CONTROLS AND PROCEDURES

We maintain disclosure controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Securities Exchange Act of 1934 is (a) recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms and (b) accumulated and communicated to management, including our Chief Executive Officer and Vice President of Finance and Controller, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. As of the end of the period covered by this Report on Form 10-QSB, we carried out an evaluation, under the supervision and with the participation of management, including our Chief Executive Officer and Vice President of Finance and Controller, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15. Based upon that evaluation, management and our Chief Executive Officer and Vice President of Finance and Controller concluded that our disclosure controls and procedures are effective.

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems no evaluation of controls can provide absolute assurance that all control issues if any, within a company have been detected.

During the quarterly period covered by this report, there were no changes in our internal controls or in other factors that have materially affected, or are reasonably likely to materially affect our internal controls over financial reporting. In response to the Sarbanes-Oxley Act of 2002, we are continuing a comprehensive review of our disclosure procedures and internal controls and expect to make modifications and enhancements to these controls and procedures.

PART II - OTHER INFORMATION


ITEM 5. OTHER INFORMATION

On October 19, 2007, we entered into an amendment to our employment agreement with Ronald R. Helm, our Chief Executive Officer. The amendment extends Mr. Helm's employment agreement through September 30, 2009 at an annual base salary of $240,000. In addition, in connection with the amendment, we awarded to Mr. Helm 200,000 shares of restricted stock pursuant to the terms of our 2005 Stock Incentive Plan.


ITEM 6. EXHIBITS

10.1 Second Amendment to Executive Employment Agreement between Pacific Biometrics Inc. and Ronald R. Helm, dated October 19, 2007
31.1   Certification of Ronald R. Helm, Chief Executive Officer
31.2   Certification of John P. Jensen, Vice President of Finance and Controller
32.1 Certification of Ronald R. Helm, Chief Executive Officer and John P. Jensen, Vice President of Finance and Controller, of Pacific Biometrics, Inc., pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.


                                   SIGNATURES

     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 14, 2007
                                    /s/ Ronald R. Helm
                                    -------------------------------
                                    Ronald R. Helm
                                    Chief Executive Officer
                                    (principal executive officer)


                                    /s/ John P. Jensen
                                    -------------------------------
                                    John P. Jensen
                                    Vice President of Finance and Controller
                                    (principal financial and accounting officer)

                                                                    EXHIBIT 10.1
                                                                    ------------

               SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                   PACIFIC BIOMETRICS INC. AND RONALD R. HELM

     This Second Amendment to Executive Employment Agreement ("Second Amendment") is entered into by and between Pacific Biometrics, Inc., a Delaware corporation (the "Company"), and Ronald R. Helm ("Executive"). This Second Amendment amends that certain Executive Employment Agreement dated June 1, 2005, as amended August 30, 2006 by and between the Company and Executive (the "Agreement"), on the terms set forth below.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Compensation. Section 3A of the Agreement is revised to read as follows:

     A. Executive shall be paid a base salary of $240,000 per year payable in installments according to the company's regular payroll schedule.

2. Term and Termination. Section 5A of the Agreement is revised to read as follows:

     A. The term of this Agreement shall commence on July 1, 2006 and shall continue to September 30, 2009. Thereafter, the Agreement shall be renewed upon mutual agreement of Executive and the Company.

3. Restricted Stock Award. In connection with this Second Amendment, the Company hereby awards to Executive 200,000 shares of restricted stock, which is granted pursuant and subject to the terms of the Company's 2005 Stock Incentive Plan. The restricted shares shall vest on the third anniversary of the grant date, and are subject to forfeiture if Mr. Helm's employment is terminated prior to the vesting date.

4. No Other Amendments; Counterparts; Miscellaneous. Except as expressly modified by this Second Amendment, all terms, conditions and provisions of the Agreement shall continue in full force and effect as though set forth in full herein, and shall apply to the construction of this Second Amendment. This Second Amendment may not be modified or rescinded except in a writing signed by the parties. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         EXECUTED by the parties hereto this 19th day of October, 2007.


/s/ Ronald R. Helm
----------------------------
Ronald R. Helm
Executive


/s/ Curtis J. Scheel
----------------------------
By: Curtis J. Scheel
Director and Chairman, Compensation Committee
Pacific Biometrics, Inc. Board of Directors

                                                                    EXHIBIT 31.1
                                                                    ------------

                                  CERTIFICATION

I, Ronald R. Helm, Chief Executive Officer, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Pacific Biometrics, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

     a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation;

     c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

     a) All significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

     b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls over financial reporting.


Date: November 14, 2007
                                        /s/ Ronald R. Helm
                                        -------------------------
                                        Ronald R. Helm
                                        Chief Executive Officer

                                                                    EXHIBIT 31.2
                                                                    ------------

                                  CERTIFICATION

I, John P. Jensen, Vice President of Finance and Controller, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Pacific Biometrics, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

     a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation;

     c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

     a) All significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

     b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls over financial reporting.


Date: November 14, 2007
                                         /s/ John P. Jensen
                                         --------------------------
                                         John P. Jensen
                                         Vice President of Finance
                                         and Controller

                                                                    EXHIBIT 32.1
                                                                    ------------

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the Quarterly Report of Pacific Biometrics, Inc. (the "Company") on Form 10-QSB for the quarter ended September 30, 2007 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), we, Ronald R. Helm, Chief Executive Officer, and John P. Jensen, Vice President of Finance and Controller of the Company, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     1. the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     2. the information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.


Date: November 14, 2007

                                        /s/ Ronald R. Helm
                                        ------------------------------
                                        Ronald R. Helm
                                        Chief Executive Officer



                                        /s/ John P. Jensen
                                        ------------------------------
                                        John P. Jensen
                                        Vice President of Finance and Controller